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                             [LETTERHEAD OF KPMG]


2 Cornwall Street                               Tel: 44(0)121 232-3000
Birmingham                                      Fax: 44(0)121 232-3600
83 2DL                                          DX709860 Birmingham 2B
United Kingdom

The Board of Directors
CAM Designs Inc                                 Your ref
Birmingham Road
Allesley                                        Our ref  mjs/hg/
Coventry
CV5 9QE                                         Contact  Mike Skuse
                                                         0121 232 3339

31 March 1998


Dear Sirs

You have asked us to evaluate the appropriate application of United States generally accepted accounting principles to the proposed transaction described below. This letter is being issued to you for assistance in evaluating accounting principles for the described proposed transaction.

You have provided us with certain draft documents pursuant to which the Company would issue Series A convertible preferred stock (the 'preferred shares') for cash. The preferred shares contain certain redemption features as described in the attached pages under the headings, 'Reservation of Shares of the Common Stock', 'Events of Default' and 'Certificate of Correction of Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of CAM Designs, Inc.'. You have asked us to assist you in evaluating whether the redemption features in these sections cause the balance sheet classification of the preferred shares to be outside shareholders' equity. You have advised us that there are no other sections of any related documents which contain redemption features other than the redemption rights of the Company.

The relevant US accounting literature on this subject for an SEC registrant such as the Company is Rule S-02 of Regulation S-X of the Securities and Exchange Commission. That rule provides that classification outside the shareholders' equity section of the balance sheet is required if, among other conditions, shares are redeemable at the option of the holder or the conditions for redemption are not solely within the control of the issuer.

The redemption provisions, as amended, contained in the attached pages provide for redemption or other payments under certain circumstances. In all instances the circumstances are either within the control of the Company or the Company retains the right to satisfy its obligations with shares. Therefore the provisions do not meet the conditions which would cause the preferred shares to be classified outside shareholders' equity.

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Page 2

It should be noted that rules of the Securities and Exchange Commission are subject to interpretation by the Commission staff which reserves the prerogative to provide the only binding interpretations of its own rules. Therefore, there can be no assurance that the classification of the preferred shares will not be questioned by the Commission staff or that the Company may not be required by the Commission staff to reclassify the shares.

The ultimate responsibility for the decision on the appropriate application of generally accepted accounting principles for an actual transaction rests with the Company. Our judgement on the appropriate application of generally accepted accounting principles for the described specific proposed transaction is based solely on the facts provided to us as described above; should these facts and circumstances differ, our conclusion may change.

This letter is for the Company's use only in connection with the described proposed transaction and is not to be relied upon by any other party.


Yours faithfully


/s/ KPMG
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KPMG